SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)         March 17, 2006

Commission File Number	Registrant, State of Incorporation, Address and Telephone Number	I.R.S. Employer Identification No.

1-3526	The Southern Company (A Delaware Corporation) 30 Ivan Allen, Jr. Blvd., N.W. Atlanta, Georgia 30308 (404) 506-5000	58-0690070
1-6468	Georgia Power Company (A Georgia Corporation) 241 Ralph McGill Boulevard, N.E. Atlanta, Georgia 30308 (404) 506-6526	58-0257110
1-5072	Savannah Electric and Power Company (A Georgia Corporation) 600 East Bay Street Savannah, Georgia 31401 (912) 644-7171	58-0418070

The addresses of the registrants have not changed since the last report.

This combined Form 8-K is filed separately by three registrants: The Southern Company, Georgia Power Company and Savannah Electric and Power Company. Information contained herein relating to each registrant is filed by each registrant solely on its own behalf. Each registrant makes no representation as to information relating to the other registrants.

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

See MANAGEMENT’S DISCUSSION AND ANALYSIS ~~-~~– FUTURE EARNINGS POTENTIAL – “PSC Matters – Fuel Cost Recovery” of The Southern Company (Southern Company), Georgia Power Company (Georgia Power) and Savannah Electric and Power Company (Savannah Electric) and “PSC Matters – Merger” of Georgia Power and Savannah Electric in Item 7 and Note 3 to the financial statements of Southern Company under “Georgia Power Retail Regulatory Matters” and “Merger of Georgia Power and Savannah Electric” and Note 3 to the financial statements of Georgia Power and Savannah Electric under “Retail Regulatory Matters – Merger” and “Retail Regulatory Matters – Fuel Cost Recovery” in Item 8 of each such registrant’s Annual Report on Form 10-K for the year ended December 31, 2005. On March 17, 2006, Georgia Power and Savannah Electric filed a combined request for a fuel cost recovery rate increase with the Georgia Public Service Commission (PSC) to be effective July 1, 2006. The requested increase will allow for the recovery of fuel costs based on an estimate of future fuel costs, as well as the collection of the existing under recovered fuel expenses. The filing also reflects proposed rate changes related to the previously announced proposed merger of the two companies, which is expected to be effective by July 2006.

The request would result in an increase of about $7.22 per month, or about 8.1 percent, on the average Georgia Power residential customer bill and a decrease of about $8.14 a month, or about 6.4 percent, on the average residential bill for a customer in the former Savannah Electric territory. Increases for business customers would depend upon the customer’s specific rate class and usage.

Georgia Power projects its annual fuel costs will total approximately $2.48 billion; however, the current fuel cost recovery rate is set to collect approximately $1.81 billion. The proposal would increase Georgia Power’s annual revenues by approximately $556 million, of which approximately $106 million relates to collection of the under recovered fuel costs incurred between June 1, 2005, the effective date of Georgia Power’s current fuel rate, and June 30, 2006. As of the end of January 2006, Savannah Electric had an under recovered fuel balance of $78 million, and Georgia Power had an under recovered fuel balance of about $745 million, including approximately $333 million related to fuel used since June 2005. The proposed fuel rates are based on an amortization period of 35 months for Georgia Power customers and 41 months for former Savannah Electric territory customers.

The Georgia PSC is expected to rule on this matter in June 2006. The outcome of this matter cannot be determined at this time.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, each of the registrants has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 17, 2006	THE SOUTHERN COMPANY By /s/Patricia L. Roberts Patricia L. Roberts Assistant Secretary
GEORGIA POWER COMPANY SAVANNAH ELECTRIC AND POWER COMPANY By /s/Wayne Boston Wayne Boston Assistant Secretary